Exhibit 10.2
Other Cash-Based Award Agreement

OTHER CASH-BASED
AWARD AGREEMENT
PURSUANT TO THE
EXPRESS, INC. 2018 INCENTIVE COMPENSATION PLAN
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Participant: [_______________]
Grant Date: [_______________]
Target Value of Cash-Based Award: [_______________]
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THIS AWARD AGREEMENT FOR OTHER CASH-BASED AWARDS (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Express, Inc., a Delaware corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Express, Inc. 2018 Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant to the Participant an Other Cash-Based Award in the target amount set forth above, which will be settled in cash (“Cash Award”).
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.Grant of Award. The Company hereby grants to the Participant, as of the Grant Date specified above, a target amount of Cash Award as specified above.

3.Vesting and Payment.

(a)Performance-Based Vesting. Subject to the provisions of Section 3(b) hereof, the Cash Award subject to this grant shall become tentatively vested based on performance as based on the Company’s achievement of varying levels of “Adjusted Earnings Per Diluted Share” for the three-year performance period beginning on the first day of the Company’s [_____] fiscal year and ending on the last day of the Company’s [_____] fiscal year pursuant to Table 1 below, which result will be subject to modification based on “Total Shareholder Return” (“TSR”) modification for the same three-year period pursuant to Table 2.

TABLE 1

Adjusted Earnings Per Diluted Share	Performance Level	Percentage of Cash Award Tentatively Vested Based on Performance
[____]	Threshold	50%
[____]	Target	100%
[____]	Maximum	200%

For purposes hereof, the performance metric of “Adjusted Earnings Per Diluted Share” means the Company’s earnings per diluted share calculated in accordance with generally accepted accounting principles, adjusted to exclude the impact of any non-core operating costs. To the extent that actual Adjusted Earnings Per Diluted Share for the performance period hereunder is between the Threshold level and the Target level or between the Target level and the Maximum level, the percentage of Cash Award to become tentatively vested hereunder based on performance shall be determined on a pro rata basis using straight line interpolation and rounding down to the nearest whole unit; provided that no portion of the Cash Award shall become tentatively vested based on performance if (i) the actual Adjusted Earnings Per Diluted Share level achieved for the performance period is less than the Threshold level of performance set forth in the schedule above or (ii) the last sales price reported for the Company’s common stock on the last day of the three-year performance period , based on the 90-day moving average stock price prior to such date, is less than the last sales price reported for the Company’s common stock on the trading day immediately prior to the Grant Date; and provided, further, that the maximum percentage of Cash Award that may become tentatively vested based on performance shall not exceed the percentage set forth in the schedule above corresponding to the Maximum level of performance set forth in the schedule above.

TABLE 2

TSR Percentile Rank vs. Peer Group	TSR Modification to Table 1 Result
</= 25th	-20%
Between 25th and 75th	None
>/= 75th	+20%

For the purposes hereof, the performance metric of “TSR Percentile Rank vs. Peer Group” means the Company’s performance based on the three-year relative TSR compared to the Dow Jones US Retail Apparel Index (the “Peer Group”). No interpolation shall be applied with respect to TSR performance below, within, or above the levels set forth above; and provided, further, that no adjustment pursuant to Table 2 shall increase the percentage determined pursuant to Table 1 above the Maximum 200% level.
(b)Time-Based Vesting. To the extent that the Cash Award becomes tentatively vested based on performance pursuant to Section 3(a) hereof, such tentatively vested Cash Award shall become fully vested pursuant to the schedule set forth in the table below, provided that the Participant has not incurred a Termination prior to the vesting date:

Vesting Date	Cumulative Percentage of Award to Become Fully Vested
[______]	100%

There shall be no proportionate or partial vesting under this Section 3(b) in the periods prior to each vesting date and all vesting under this Section 3(b) shall occur only on the vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on the vesting date.

(c)Death or Disability Terminations. Notwithstanding Sections 3(a) and 3(b), in the event of Termination due to (i) the Participant’s death or (ii) the Participant’s Disability, the unvested portion of the Cash Award outstanding hereunder as of the date of such Termination shall become fully vested as of the date of such Termination as follows:

(i)Prior to Completion of Performance Period. In the event that such Termination occurs prior to the completion of the applicable performance period under Section 3(a), the unvested portion of the Cash Award outstanding hereunder as of the date of such Termination shall become fully vested as of the date of such Termination at the target performance level of achievement under Section 3(a) without regard to the vesting provisions under Section 3(b).

(ii)On or After Completion of Performance Period. In the event that such Termination occurs on or after the completion of the applicable performance period under Section 3(a), the unvested portion of the Cash Award outstanding hereunder as of the date of such Termination that have previously become tentatively vested under Section 3(a) shall become fully vested as of the date of such Termination without regard to the vesting provisions under Section 3(b).
For purposes hereof, the term “Disability” shall mean Participant is disabled as determined in accordance with the Company’s long-term disability plan applicable to Participant or, in the absence of such a plan, as determined by the Committee, for a period of at least six (6) months in any twelve (12) month calendar period.
(d)Retirement. Notwithstanding Section 3(b), in the event of the Participant’s Termination due to “Retirement” (as defined below), the unvested portion of the Cash Award subject to this grant as of the date of such Termination shall be subject to the following provisions:
(i)Prior to Completion of Performance Period. In the event that such Termination occurs prior to the completion of the applicable performance period under Section 3(a), the unvested portion of the Cash Award subject to this grant as of the date of such Termination that shall become tentatively vested under Section 3(b) as of the date of such Termination shall be determined on a pro rata basis by multiplying the unvested portion of the Cash Award outstanding hereunder that are scheduled to become tentatively vested under Section 3(b) on the vesting date immediately following the date of such Termination by a fraction, the numerator of which is the number of days in which the Participant was employed by the Company or its Subsidiaries for the period commencing on the vesting date immediately preceding the date of such Termination and continuing through the date of such Termination, and the denominator of which is the number of days in the period commencing on the vesting date immediately preceding the date of such Termination and ending on the vesting date immediately following the date of such Termination. Thereafter, the portion of the Cash Award tentatively vested under Section 3(b), after taking into account the accelerated vesting contemplated by this Section 3(d)(i), shall remain outstanding and shall become fully vested upon completion of the applicable performance period provided in Section 3(a) based on actual performance during such performance period in accordance with the provisions of Section 3(a).

(ii)On or After Completion of Performance Period. In the event that such Termination occurs on or after the completion of the applicable performance period under Section 3(a), the unvested portion of the Cash Award outstanding hereunder as of the date of such Termination that have previously become tentatively vested under Section 3(a) shall become fully vested as of the date of such Termination on a pro rata basis determined by multiplying the unvested portion of the Cash Award outstanding hereunder that are scheduled to become fully vested under Section 3(b) on the vesting date immediately following the date of such Termination by a fraction, the numerator of which is the number of days in which the Participant was employed by the Company or its Subsidiaries for the period commencing on the vesting date immediately preceding the date of such Termination and continuing through the date of such Termination, and the denominator of which is the number of days in the period commencing on the vesting date immediately preceding the date of such Termination and ending on the vesting date immediately following the date of such Termination.

For purposes hereof, the term “Retirement” shall mean any Termination by the Participant, other than a Termination for Cause, death or Disability, at or after age fifty- five (55) and when the Participant has at least ten (10) years of full-time continuous service with the Company or any of its Subsidiaries.
(e)Effect of Detrimental Activity. The provisions of Section 10.4 of the Plan regarding Detrimental Activity shall apply to the Cash Award.

(f)Forfeiture. Subject to Sections 3(c) and 3(d), the entire unvested portion of the Cash Award shall be immediately forfeited upon the Participant’s Termination for any reason.

4.Award Settlement.

(a)General. Subject to the provisions of the Plan, the Company shall deliver to the Participant on the first payroll date following the date on which each Cash Award becomes fully vested hereunder, but in no event later than thirty days after such date, a lump sum cash payment equal to the applicable percentage of the Cash Award as of the vesting date, in each case less any amounts required to satisfy any federal, state or local taxes required by law to be withheld. In no event shall a Participant be entitled to receive any cash distribution with respect to any unvested or forfeited portion of the Cash Award.

5.Reserved.

6.Non-transferability. The Cash Award, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Cash Award, or the levy of any execution, attachment or similar legal process upon the Cash Award, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8.Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Cash Award. Any statutorily required withholding obligation with regard to the Participant may, unless not permitted by the Committee, be satisfied by reducing the amount of cash otherwise deliverable to the Participant hereunder.

9.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

10.Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chief Financial Officer of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

11.No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

12.Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Cash Award granted under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

13.Compliance with Laws. This issuance of Cash Award pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.

14.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

15.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

17.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

18.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

19.Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the grant of the Cash Award made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Cash Award granted hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
EXPRESS, INC.
By:
Name:
Title:
PARTICIPANT

Name: